Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	June	December
	30, 2003	31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$ 108.1	$ 342.2
Marketable securities	165.6	1.8
Accounts and notes receivable, net	1,505.4	1,405.3
Inventories	1,222.4	1,189.8
Prepaid expenses and deferred income taxes	254.2	379.3
Assets held for sale	-	794.0

Total current assets	3,255.7	4,112.4

Property, plant and equipment, net	1,243.2	1,279.9
Goodwill	4,093.1	4,005.5
Intangible assets, net	890.4	890.9
Other assets	743.0	520.9

Total assets	$ 10,225.4	$ 10,809.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 727.0	$ 730.3
Accrued expenses and other current liabilities	1,409.1	1,617.1
Loans payable	699.3	1,155.5
Liabilities held for sale	-	295.2

Total current liabilities	2,835.4	3,798.1

Long-term debt	1,836.2	2,092.1
Other noncurrent liabilities	1,704.6	1,441.2

	6,376.2	7,331.4

Shareholders' equity:
Common stock	169.7	169.2
Other shareholders' equity	4,071.2	3,822.1
Accumulated other comprehensive income	(391.7)	(513.1)

Total shareholders' equity	3,849.2	3,478.2

Total liabilities and equity	$ 10,225.4	$ 10,809.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION